 Exhibit (a)(1)(A)
COHERUS BIOSCIENCES, INC.
FUNDAMENTAL CHANGE NOTICE
AND
OFFER TO REPURCHASE
FOR CASH ANY AND ALL OUTSTANDING
CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2026
(CUSIP / ISIN No. 19249H AB9 / US19249HAB96)

The Tender Offer (as defined below) will expire at 5:00 p.m., New York City time, on May 14, 2025, subject to extension as described in herein (such date and time, as the same may be so extended, the “Expiration Time”). Only Notes (as defined below) that are validly tendered, and not withdrawn, before the Expiration Time will be repurchased for the Fundamental Change Repurchase Price (as defined below). Notes that are tendered for repurchase may be withdrawn at any time before the Expiration Time.
We are providing this Fundamental Change Notice and Offer to Repurchase (as the same may be amended, this “Offer to Repurchase”) pursuant to that certain indenture (the “Original Indenture”), dated as of April 17, 2020, between us, as issuer, and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee the (“Trustee”), as supplemented by that certain first supplemental indenture, dated as of March 31, 2025, between us and the Trustee (the “First Supplemental Indenture,” and the Original Indenture, as supplemented by the First Supplemental Indenture, as the same may be further amended from time to time with respect to the Notes, the “Indenture”), relating to our 1.500% Convertible Senior Subordinated Notes due 2026 (the “Notes”). As used in this Offer to Repurchase, “Holder” means a person in whose name a Note is registered on the books of the registrar for the Notes. As used in this Offer to Repurchase, “we,” “our” and “us” refer to Coherus BioSciences, Inc. and not to its subsidiaries.
As described more fully in this Offer to Repurchase, we completed the divestiture of our UDENYCA® (pegfilgrastim-cbqv) franchise (collectively, the “Business”) (the “UDENYCA Disposition”) to Intas Pharmaceuticals Ltd., a limited company incorporated in India (“Intas”) pursuant to which, subject to the terms of the UDENYCA Purchase Agreement (as defined in this Offer to Repurchase), Intas has paid us approximately $483.4 million in cash, inclusive of approximately $118.4 million of UDENYCA product inventory (the “Inventory Target”), subject to downward adjustment by the amount of inventory delivered at the closing of the UDENYCA Disposition less than the Inventory Target (the “Closing Consideration”). As a result of the UDENYCA Disposition, the effective date of a Fundamental Change and a Make-Whole Fundamental Change (as those terms are defined in the Indenture) occurred on April 11, 2025. The closing of the UDENYCA Disposition constitutes a “Fundamental Change” (as such term is defined in the Indenture) and, accordingly, as a result of such closing, Holders will have the right, subject to certain conditions described more fully in this Offer to Repurchase, to either:
•
tender their Notes for repurchase by us in the Tender Offer for a cash repurchase price (the “Fundamental Change Repurchase Price”) equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, May 15, 2025 (subject to extension as described in this Offer to Repurchase) (such date, as the same may be so extended, the “Fundamental Change Repurchase Date”);

•
convert their Notes, which, if the relevant Conversion Date (as defined in the Indenture) occurs during the period (the “Make-Whole Fundamental Change Conversion Period”) from, and including, April 11, 2025 to, but excluding, the Fundamental Change Repurchase Date, will be settled at a temporarily increased Conversion Rate (as defined in the Indenture) equal to 51.9224 shares of our common stock, $0.0001 (“Coherus Common Stock”), per $1,000 principal amount of Notes; or

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retain their Notes (in lieu of tendering their Notes in the Tender Offer or converting their Notes).

We are conducting this offer to repurchase the Notes (the “Tender Offer”) pursuant to Section 4.02 of the Indenture. To exercise its right (the “Fundamental Change Repurchase Right”) to require us to repurchase its

Notes in the Tender Offer, a Holder of Notes must tender such Notes for repurchase in accordance with the procedures described in this Offer to Repurchase before the Expiration Time. Notes tendered, and not withdrawn, in such manner before the Expiration Time are referred to as “validly tendered” Notes. We will accept for repurchase each validly tendered Note and will cause the Fundamental Change Repurchase Price for such Note to be paid to the Holder of such Note through the facilities of The Depository Trust Company (“DTC”) on or before the later of (i) the Fundamental Change Repurchase Date; and (ii) the date on which DTC’s procedures relating to the repurchase, and the delivery to the Tender Agent, of such Holder’s beneficial interest in such Note are complied with.
If you wish to convert your Notes, you should not tender any Notes in the Tender Offer. Notes tendered for repurchase in the Tender Offer may be converted only if such Notes are withdrawn from the Tender Offer, in accordance with the procedures described in this Offer to Repurchase, before the Expiration Time.
U.S. Bank Trust Company, National Association is acting as Trustee, Paying Agent and Conversion Agent (as defined in the Indenture) for the Notes, and as tender agent (the “Tender Agent”) for the Tender Offer, and is not responsible for, and makes no representation regarding, any of the contents of this Offer to Repurchase or any calculations relating to the Notes, including the amount of the Fundamental Change Repurchase Price or the Conversion Rate.
Trustee, Tender Agent, Paying Agent and Conversion Agent
U.S. Bank Trust Company, National Association
West Side Flats Operations Center
60 Livingston Avenue
Mail Station-EP-MN-WS2N
St. Paul, MN 55107
Attn: Specialized Finance
Neither the Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission or other regulatory authority has passed upon the accuracy or adequacy of the information included or incorporated by reference in this Offer to Repurchase. Any representation to the contrary is a criminal offense.
The date of this Offer to Repurchase is April 16, 2025.

In deciding whether to tender your Notes in the Tender Offer, you should rely only on the information contained or incorporated by reference in this Offer to Repurchase. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it.
You should not assume that the information included or incorporated by reference in this Offer to Repurchase is accurate as of any date other than the respective dates of the documents in which the information is contained. Our business, financial condition, results of operations and prospects could have changed since those dates.
You should not consider any information included or incorporated by reference in this Offer to Repurchase to be legal, tax or investment advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding tendering, converting, retaining or engaging in any other transaction relating to your Notes.
This Offer to Repurchase does not constitute an offer to repurchase or the solicitation of an offer to sell any Notes in any jurisdiction or to any person where the offer or solicitation is not permitted.
i

Summary Term Sheet
The summary below describes the principal terms of the Tender Offer. Certain of the terms of the Tender Offer and the Notes described below are subject to important limitations and exceptions that are described in more detail elsewhere in this Offer to Repurchase and the documents incorporated by reference in this Offer to Repurchase. You should read the information included or incorporated by reference in this Offer to Repurchase in its entirety before deciding to tender, convert, retain or engage in any other transaction relating to your Notes. As used in this section, “we,” “our” and “us” refer to Coherus BioSciences, Inc. and not to its subsidiaries.
Who is offering to buy my Notes?
We, Coherus BioSciences, Inc., are offering to repurchase all Notes that are validly tendered, and not withdrawn, before the Expiration Time, subject to the terms and conditions described in this Offer to Repurchase. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — Information About Us” and “— The Tender Offer.”
What are the class and amount of securities sought in the Tender Offer?
The securities we are offering to repurchase are our 1.500% Convertible Senior Subordinated Notes due 2026, which we refer to as the Notes. As of the date of this Offer to Repurchase, $59,993,000 aggregate principal amount of Notes are outstanding. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Notes and Coherus Common Stock” and “— The Tender Offer.”
Why are you offering to repurchase my Notes?
The consummation of the UDENYCA Disposition constituted a Fundamental Change under the Indenture. We are conducting the Tender Offer pursuant to Section 4.02 of the Indenture, which provides that Holders will be entitled to require us to repurchase their Notes for cash at the Fundamental Change Repurchase Price if a Fundamental Change occurs. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — Generally.”
How much are you offering to pay and what is the form of payment?
We will repurchase all validly tendered Notes for cash in an amount equal to the Fundamental Change Repurchase Price, which is equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Price is fixed in accordance with the Indenture governing the Notes and is not based on the trading price or value of the Notes. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — The Fundamental Change Repurchase Price.”
How can I determine the market value of my Notes?
The Notes currently trade “over the counter,” which means that there is no centralized exchange on which the Notes trade. Instead, trading, if any, in the Notes is typically transacted directly between buying and selling parties or their respective brokers. Accordingly, a readily available or recent trading price for the Notes may not be available. We nonetheless urge you to seek current market quotations or recent trading prices for the Notes, to the extent those are available, before deciding whether to tender, convert, retain or engage in any other transaction relating to your Notes. If you hold your Notes through a broker or dealer, that broker or dealer may be able to assist you with obtaining this information. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Notes and Coherus Common Stock.”
When will you pay the Fundamental Change Repurchase Price for validly tendered Notes?
We will cause the Fundamental Change Repurchase Price for each validly tendered Note to be paid to the Holder of such Note through the facilities of DTC on or before the later of (i) the Fundamental Change

Repurchase Date; and (ii) the date on which DTC’s procedures relating to the repurchase, and the delivery to the Tender Agent, of such Holder’s beneficial interest in such Note are complied with. The Fundamental Change Repurchase Date is scheduled to occur on May 15, 2025 but is subject to extension to the extent required to comply with applicable law. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — The Fundamental Change Repurchase Date and Payment of the Fundamental Change Repurchase Price.”
How long do I have to decide whether to tender in the Tender Offer?
The Tender Offer expires at the Expiration Time, which is scheduled to occur at 5:00 p.m., New York City time, on May 14, 2025 but is subject to extension to the extent required to comply with applicable law. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — The Expiration Time.”
Can the offer be extended, and under what circumstances?
We may extend the Fundamental Change Repurchase Date only to the extent required to comply with applicable law. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — The Expiration Time” and “— The Fundamental Change Repurchase Date and Payment of the Fundamental Change Repurchase Price.”
How will I be notified if the offer is extended?
If we extend the Fundamental Change Repurchase Date to comply with applicable law, then we will issue a notice of extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the Business Day (as defined in the Indenture) following the date on which the Expiration Time was scheduled to occur before such extension. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — The Expiration Time” and “— The Fundamental Change Repurchase Date and Payment of the Fundamental Change Repurchase Price.”
How do I tender my Notes?
The Trustee has advised us that, as of the date of this Offer to Repurchase, all outstanding Notes are in global form registered in the name of Cede & Co., as nominee of DTC. Accordingly, all tenders of Notes must be made through DTC’s book-entry system in compliance with DTC’s procedures. Tenders will be administered through DTC’s Automated Tender Offer Program (“ATOP”). Notes will be considered to be tendered in the Tender Offer only if the participant in DTC (a “DTC Participant”) that has such Notes credited to its account at DTC sends to the Tender Agent, and, before the Expiration Time, the Tender Agent has received, a message through ATOP signifying such DTC Participant’s acceptance of the Tender Offer with respect to such Notes.
If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, then, to tender your Notes, you must instruct that nominee to do so on your behalf. Because you will bear the risk of an untimely or defective tendering of your Notes, you must allow for sufficient time for you or your nominee to complete the process for tendering your Notes before the Expiration Time. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — Tendering Notes for Repurchase in the Tender Offer.”
Do I have to pay a commission to tender my Notes?
None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent will charge a commission or other fee for tendering any Notes in the Tender Offer. However, your broker or other agent may charge a commission or other fee in connection with tendering your Notes in the Tender Offer. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — Tendering Notes for Repurchase in the Tender Offer.”
Until what time can I withdraw previously tendered Notes?
Notes that have been tendered may be withdrawn from the Tender Offer at any time before the Expiration Time. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — Withdrawing Tenders.”

How do I withdraw previously tendered Notes?
To withdraw any previously tendered Notes from the Tender Offer, DTC’s applicable withdrawal procedures must be complied with before the Expiration Time. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, then, to withdraw your tendered Notes, you must instruct that nominee to do so on your behalf. Because you will bear the risk of an untimely or defective withdrawal of your Notes, you must allow for sufficient time for you or your nominee to complete the process for withdrawing your Notes before the Expiration Time. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — Withdrawing Tenders.”
Is there a minimum denomination for tendering or withdrawing Notes?
Because the Notes are issuable only in denominations that have a principal amount of $1,000 or any integral multiple of $1,000 in excess of $1,000 (an “Authorized Denomination”), all tenders and withdrawals of Notes must be in an Authorized Denomination. Accordingly, you can tender or withdraw all or any portion of the Notes you own that is in an Authorized Denomination. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — Tendering Notes for Repurchase in the Tender Offer” and “— Withdrawing Tenders.”
Is the Tender Offer subject to any conditions?
Our repurchase of validly tendered Notes in the Tender Offer is not subject to any conditions other than the following:
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the repurchase of such Notes must be lawful; and

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the procedural requirements described in this Offer to Repurchase to validly tender Notes must be satisfied.

See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — Conditions to the Tender Offer.”
When will interest cease to accrue on validly tendered Notes?
If, on the Fundamental Change Repurchase Date, we have deposited with the Tender Agent sufficient cash to pay the aggregate Fundamental Change Repurchase Price due on a validly tendered Note, then interest will cease to accrue on such Note from and after the Fundamental Change Repurchase Date, unless a default occurs in the payment of such Fundamental Change Repurchase Price. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — Cessation of the Accrual of Interest on Validly Tendered Notes.”
Do I need to do anything if I decide not to tender my Notes?
No. If you do not validly tender your Notes by the Expiration Time, then we will not repurchase your Notes pursuant to the Tender Offer. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — Generally.”
What happens to my Notes if I decide not to tender them?
You are not obligated to tender your Notes in the Tender Offer. You may choose instead to retain your Notes or convert them.
What happens to my Notes if I decide to retain them?
If you retain your Notes instead of tendering them in the Tender Offer or converting them, then such Notes will remain outstanding and subject to the terms and conditions of the Indenture. However, if Holders of other Notes decide to tender or convert those Notes, then fewer Notes will remain outstanding, which may adversely affect the liquidity of the market for your Notes or your ability to resell your Notes at the times you desire or at favorable prices, if at all.

What happens if I decide to convert my Notes?
If you convert your Notes, then we will settle such conversion at the applicable Conversion Rate in accordance with the Indenture. Because the Fundamental Change also constitutes a Make-Whole Fundamental Change, the Conversion Rate will be temporarily increased for Notes that are converted with a Conversion Date that occurs during the Make-Whole Fundamental Change Conversion Period, which is the period from, and including, April 11, 2025 to, but excluding, the Fundamental Change Repurchase Date (which, as described above, is scheduled to occur on May 15, 2025 but is subject to extension to the extent required to comply with applicable law).
Currently, the Conversion Rate applicable to Notes converted with a Conversion Date that occurs during the Make-Whole Fundamental Change Conversion Period is 51.9224 shares of Coherus Common Stock per $1,000 principal amount of Notes to be converted. Assuming no additional adjustments to the Conversion Rate occur, the Conversion Rate that will apply immediately after the Make-Whole Fundamental Change Conversion Period will be 51.9224 shares of Coherus Common Stock per $1,000 principal amount of Notes to be converted. We will settle conversions in accordance with the Indenture.
See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Make-Whole Fundamental Change and Temporary Increase to the Conversion Rate” and “— Procedures to Convert Notes.”
When is the Conversion Date of a Note to be converted?
The Conversion Date of a Note is the first Business Day on which the requirements set forth in the Indenture for converting such Note are satisfied. These requirements are described more fully in the answer to the immediately following question. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — Procedures to Convert Notes.”
How do I convert my Notes?
The Trustee has advised us that, as of the date of this Offer to Repurchase, all outstanding Notes are in global form registered in the name of Cede & Co., as nominee of DTC. Accordingly, Notes can be submitted for conversion only through DTC’s book-entry system in compliance with DTC’s procedures. A Holder’s Note will be considered to be validly submitted for conversion once these procedures have been satisfied and the Holder has paid the following amounts: (i) all taxes or duties, if any, required by the Indenture in connection with such conversion; and (ii) certain interest payments required by the Indenture if the relevant Conversion Date is after a regular record date and before the next interest payment date for such Note. Generally, and subject to the terms of the Indenture, no such taxes or duties will be required to be paid by the Holder under the Indenture unless the Holder requests the consideration due upon conversion to be registered in a name other than that Holder’s name.
Please direct any questions you may have regarding the procedures to convert your notes to the Conversion Agent at its address or telephone number identified on the cover of this Offer to Repurchase.
See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — Procedures to Convert Notes.”
If I tendered my Notes in the Tender Offer, can I change my mind and decide to convert my notes?
Notes tendered in the Tender Offer cannot be converted unless those Notes are first validly withdrawn from the Tender Offer before the Expiration Time. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — Procedures to Convert Notes,” “— The Tender Offer — Tendering Notes for Repurchase in the Tender Offer” and “— Withdrawing Tenders.”
If I submit my Notes for conversion, can I change my mind later?
No. Once DTC’s procedures for converting a Note have been satisfied, the conversion will become irrevocable. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — Procedures to Convert Notes.”

Are there any important U.S. federal income tax consequences of tendering my Notes in the Tender Offer ?
The receipt of cash in exchange for Notes pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. You should consult with your tax advisor regarding the specific tax consequences to you. For a discussion of certain U.S. federal income tax consequences applicable to beneficial owners of Notes that tender their Notes in the Tender Offer, see “Certain U.S. Federal Income Tax Considerations.”
Is the board of directors recommending that I tender my Notes in the Tender Offer, convert my Notes or retain my Notes?
No, none of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent, nor our or their respective affiliates, employees, representatives or agents, including our board of directors, is making any representation or recommendation as to whether to exercise or refrain from exercising one’s right to tender any Notes in the Tender Offer, to convert any Notes, to retain any Notes or to take any other action with respect to any Notes or the Tender Offer. We are conducting the Tender Offer solely to comply with our obligations under the Indenture, and you should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding tendering, converting, retaining or engaging in any other transaction relating to your Notes. See “Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters — The Tender Offer — No Recommendations or Solicitation.”
Who is the Tender Agent, Paying Agent and Conversion Agent for the Notes?
U.S. Bank Trust Company, National Association is the Tender Agent, Paying Agent and Conversion Agent for the Notes and can be contacted at the address or telephone number identified on the cover of this Offer to Repurchase.
Whom can I talk to if I have questions about the Tender Offer?
Please contact Jodi Sievers, VP, Investor Relations & Corporate Communications, at IR@coherus.com.
Whom can I talk to if I have questions about converting my Notes?
Please contact us at Jodi Sievers, VP, Investor Relations & Corporate Communications, at IR@coherus.com.

Cautionary Note Regarding Forward-Looking Statements
This Offer to Repurchase contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Offer to Repurchase regarding the UDENYCA Disposition, future payments relating to our Notes, our financial position, business strategy and plans or objectives for future operations are forward-looking statements.
You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.
In addition, the statements in this Offer to Repurchase are made as of April 16, 2025. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.
These forward-looking statements should not be relied upon as representing our views as of any date subsequent to April 16, 2025.
Notwithstanding anything in this Offer to Repurchase or any document incorporated by reference into this Company Notice, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

Important Information About Us, the Fundamental Change, The Tender Offer, the Notes and Certain Related Matters
The following includes a summary of certain provisions of the Indenture and the Notes. Accordingly, it is not complete. We qualify this summary by referring you to the Indenture and the Notes, because they, and not this summary, define your rights as a Holder of the Notes, as applicable. Copies of the Original Indenture and the First Supplemental Indenture are filed as Exhibits 4.1 to our Current Reports on Form 8-K, filed with the SEC on April 17, 2020 and April 1, 2025, respectively, which are incorporated by reference into this Offer to Repurchase. See “Where You Can Find Additional Information.”
As used in this section, “we,” “our” and “us” refer to Coherus BioSciences, Inc. and not to its subsidiaries.
Information About Us
The Tender Offer is being made by us, Coherus BioSciences, Inc., a commercial-stage biopharmaceutical company focused on the research, development and commercialization of innovative immunotherapies to treat cancer. Our principal executive offices are located at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, and our telephone number is (650) 649-3530.
The Notes and Coherus Common Stock
We issued $230,000,000 aggregate principal amount of our 1.500% Convertible Senior Subordinated Notes due 2026, which we refer to as the Notes, in April 2020. The Notes are governed by the Indenture. As of the date of this Offer to Repurchase, $59,993,000 aggregate principal amount of Notes are outstanding. To our knowledge, none of our officers, directors or other affiliates own any Notes. There is no established trading market for the securities. The Notes currently trade “over the counter,” and trading, if any, in the Notes is typically transacted directly between buying and selling parties or their respective brokers.
The Coherus Common Stock is listed on the The Nasdaq Global Market under the symbol “CHRS.” On April 14, 2025, the last reported sale price of Coherus Common Stock was $0.97 per share. As of February 28, 2025, 115,896,849 shares of Coherus Common Stock were outstanding.
The Fundamental Change
On December 2, 2024, we and Intas entered into an Asset Purchase Agreement (the “UDENYCA Purchase Agreement”), pursuant to which, and upon the terms and subject to the conditions thereof, we have agreed to divest the Business to Intas. The consummation of the UDENYCA Disposition on April 11, 2025 resulted in the occurrence of a Fundamental Change under the Indenture with an effective date of April 11, 2025. Pursuant to Section 4.02 of the Indenture, the occurrence of the Fundamental Change requires us to offer to repurchase the Notes for cash in an amount equal to the Fundamental Change Repurchase Price on the terms described in this Offer to Repurchase.
The First Supplemental Indenture
On March 31, 2025, the First Supplemental Indenture was executed and delivered to permit Coherus to remain the obligor under the Indenture following the UDENYCA Disposition.
The Make-Whole Fundamental Change and Temporary Increase to the Conversion Rate
The consummation of the UDENYCA Disposition on April 11, 2025 constituted a Make-Whole Fundamental Change under the Indenture. Because the Stock Price (as defined in the Indenture) is less than $14.815, the Conversion Rate that applies to Notes that are converted with a Conversion Date that occurs during the related Make-Whole Fundamental Change Conversion Period will not be increased pursuant to Section 5.07 of the Indenture.
Currently, the Conversion Rate applicable to Notes converted with a Conversion Date that occurs during the Make-Whole Fundamental Change Conversion Period is 51.9224 shares of Coherus Common Stock per $1,000 principal amount of Notes to be converted. Assuming no additional adjustments to the Conversion

Rate occur, the Conversion Rate that will apply immediately after the Make-Whole Fundamental Change Conversion Period will be 51.9224 shares of Coherus Common Stock per $1,000 principal amount of Notes to be converted.
Procedures to Convert Notes
The Trustee has advised us that, as of the date of this Offer to Repurchase, all outstanding Notes are Global Notes (as defined below) registered in the name of Cede & Co., as nominee of DTC. Accordingly, Notes can be submitted for conversion only through DTC’s book-entry system in compliance with DTC’s procedures. A Holder’s Note will be considered to be validly submitted for conversion once these procedures have been satisfied and the Holder has paid the following amounts: (i) all taxes or duties, if any, required by the Indenture in connection with such conversion; and (ii) certain interest payments required by the Indenture if the relevant Conversion Date is after a regular record date and before the next interest payment date for such Note. Generally, and subject to the terms of the Indenture, no such taxes or duties will be required to be paid by the Holder under the Indenture unless the Holder requests the consideration due upon conversion to be registered in a name other than that Holder’s name. Once DTC’s procedures for converting a Note have been satisfied, the conversion will become irrevocable.
The Conversion Date of a Note to be converted is the first Business Day on which the requirements set forth in the Indenture and described above for converting such Note are satisfied.
Notes tendered in the Tender Offer cannot be converted unless those Notes are first validly withdrawn from the Tender Offer before the Expiration Time in the manner described below under the caption “— The Tender Offer — Withdrawing Tenders.”
Please direct any questions you may have regarding the procedures to convert your notes to us at Jodi Sievers, VP, Investor Relations & Corporate Communications, at IR@coherus.com.
The Tender Offer
Generally
Subject to the terms and conditions described in this Offer to Repurchase, we will repurchase any and all validly tendered Notes for cash in an amount equal to the Fundamental Change Repurchase Price. To exercise its Fundamental Change Repurchase Right to require us to repurchase its Notes in the Tender Offer, a Holder of Notes must tender such Notes for repurchase in accordance with the procedures described in this Offer to Repurchase before the Expiration Time. Notes will be considered to have been validly tendered in the Tender Offer only if those Notes are tendered, and not withdrawn, in the manner described below under the captions “— Tendering Notes for Repurchase in the Tender Offer” and “— Withdrawing Tenders,” before the Expiration Time.
We are conducting the Tender Offer pursuant to Section 4.02 of the Indenture, which generally requires us to offer to repurchase the Notes for cash at the Fundamental Change Repurchase Price if a Fundamental Change occurs. This Offer to Repurchase constitutes the Fundamental Change Notice (as defined in the Indenture) that we are required to send to Holders pursuant to Section 4.02(E) of the Indenture.
The Expiration Time
The Expiration Time is scheduled to occur at 5:00 p.m., New York City time, on May 14, 2025. However, we may extend the Expiration Time to the extent required to comply with applicable law. If we extend the Expiration Time to comply with applicable law, then we will issue a notice of extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the Business Day following the date on which the Expiration Time was scheduled to occur before such extension.
The Fundamental Change Repurchase Price
The Fundamental Change Repurchase Price for a Note that is validly tendered for repurchase in the Tender Offer is a cash amount equal to the principal amount of such Note to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. Stated Interest (as defined in the Indenture) accrues on the Notes at an annual rate of 1.500%, payable semi-annually in arrears on April 15 and October 15 of each year. Interest was last paid on the Notes on April 15, 2025. The accrued interest payable as part of the Fundamental Change Repurchase Price will be calculated in accordance with the Indenture at the Stated Interest rate for the period from, and including, April 15, 2025 to, but excluding, the Fundamental Change Repurchase Date. Assuming the Fundamental Change Repurchase Date occurs on May 15, 2025 as scheduled, accrued interest payable as part of the Fundamental Change Repurchase Price will be approximately $1 per $1,000 principal amount of Notes to be repurchased, and the total Fundamental Change Repurchase Price will be approximately $1,001 per $1,000 principal amount of Notes to be repurchased.
Cessation of the Accrual of Interest on Validly Tendered Notes
If, on the Fundamental Change Repurchase Date, we have deposited with the Tender Agent sufficient cash to pay the aggregate Fundamental Change Repurchase Price due on a validly tendered Note, then interest will cease to accrue on such Note from and after the Fundamental Change Repurchase Date, unless a default occurs in the payment of such Fundamental Change Repurchase Price.
Source of Funds
Assuming all outstanding Notes are validly tendered in the Tender Offer and the Fundamental Change Repurchase Date occurs on May 15, 2025 as scheduled, the aggregate Fundamental Change Repurchase Price will be approximately $60,067,991. We intend to use cash on hand to pay the Fundamental Change Repurchase Price for all validly tendered Notes.
The Fundamental Change Repurchase Date and Payment of the Fundamental Change Repurchase Price
The Fundamental Change Repurchase Date scheduled to occur on May 15, 2025. However, we may extend the Fundamental Change Repurchase Date to the extent required to comply with applicable law. If we extend the Fundamental Change Repurchase Date to comply with applicable law, then we will issue a notice of extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the Business Day following the date on which the Expiration Time was scheduled to occur before such extension.
We will cause the Fundamental Change Repurchase Price for each validly tendered Note to be paid to the Holder of such Note through the facilities of DTC on or before the later of (i) the Fundamental Change Repurchase Date; and (ii) the date on which DTC’s procedures relating to the repurchase, and the delivery to the Tender Agent, of such Holder’s beneficial interest in such Note are complied with.
Payment of the Fundamental Change Repurchase Price for a validly tendered Note will be made to the registered Holder of that Note, which, in the case of Notes held through DTC (such Notes, “Global Notes”), is DTC’s nominee, Cede & Co. We expect that, pursuant to standing instructions and customary industry practice, DTC will credit payments received in respect of Global Notes to the respective participants in DTC in whose name those Global Notes are credited on DTC’s records, who, in turn, will forward (including through indirect participants in DTC) such credited payments to the owners of beneficial interests in those Global Notes. None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent, nor our or their respective affiliates, employees, representatives or agents, will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests. No interest will accrue on any validly tendered Global Note in respect of any period of time between the date on which we have duly paid the Fundamental Change Repurchase Price to DTC or its nominee in respect of such Global Note and the date on which such payment is credited to, or received by, any owner of a beneficial interest in such Global Note.
Tendering Notes for Repurchase in the Tender Offer
The Trustee has advised us that, as of the date of this Offer to Repurchase, all outstanding Notes are Global Notes registered in the name of Cede & Co., as nominee of DTC. Accordingly, all tenders of Notes must be made through DTC’s book-entry system in compliance with DTC’s procedures. Tenders will be administered through DTC’s Automated Tender Offer Program, or ATOP.

ATOP is a platform established and maintained by DTC to, among other things, facilitate tenders of securities electronically through DTC’s book-entry system, without the exchange of any paper documents. The Tender Agent has advised us that it has established one or more accounts at DTC for purposes of tendering Notes in the Tender Offer. Only a DTC Participant that has Notes credited to its account at DTC is eligible to tender such Notes through ATOP. Accordingly, if you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, then, to tender your Notes, you must instruct that nominee to do so on your behalf. The direct or indirect use of ATOP is at the risk of the relevant DTC Participant and the owner of the beneficial interest in the relevant Global Note. Because you will bear the risk of an untimely or defective tendering of your Notes, you must allow for sufficient time for you or your nominee to complete the process for tendering your Notes before the Expiration Time.
ATOP facilitates tenders and withdrawals of tenders through the sending of “ATOP messages” to the Tender Agent. Specifically, ATOP permits DTC Participants to transmit certain predefined ATOP messages to the Tender Agent, and each predefined ATOP message signifies the DTC Participant’s formal agreement to certain tender activities. Notes will be considered to be tendered in the Tender Offer only if the Tender Agent receives one of the following ATOP messages relating to such Notes before the Expiration Time:
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an ATOP message signifying the acceptance of the Tender Offer and the delivery of such Notes by book-entry transfer to the DTC account of the Tender Agent; or

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an ATOP message signifying the acceptance of the Tender Offer and a promise to deliver such Notes by book-entry transfer to the DTC account of the Tender Agent.

By sending such an ATOP message to the Tender Offer, the DTC Participant will be deemed to agree to be bound by the terms of the Tender Offer, including the acknowledgments, representations and agreements described below under the caption “— Agreement to Be Bound by the Terms of the Tender Offer.”
If the Notes are not delivered to the Tender Agent simultaneously with the ATOP message, then the Holder of such Notes will not be entitled to receive the Fundamental Change Repurchase Price before such Notes are delivered to the Tender Agent through ATOP.
We will not accept any conditional tenders or any tenders not submitted through ATOP in the manner described above.
Notes tendered in the Tender Offer cannot be converted unless those Notes are first validly withdrawn from the Tender Offer before the Expiration Time in the manner described below under the caption “— Withdrawing Tenders.”
Notes can be tendered only in Authorized Denominations having a principal amount of $1,000 or any integral multiple of $1,000 in excess of $1,000.
We, in our sole discretion, will determine all questions as to the tender of any Notes in the Tender Offer, including the time of receipt of, or any defect or irregularity in, the relevant ATOP message or delivery of such Notes. We reserve the right to reject any tenders that we determine are not in proper form or that, in the opinion of our counsel, are unlawful, and to waive any such defect or irregularity. Our determinations will be final and binding. None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent, nor our or their respective affiliates, employees, representatives or agents, is under a duty to notify anyone of any defects or irregularities referred to above.
None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent will charge a commission or other fee for tendering any Notes in the Tender Offer. However, your broker or other agent may charge a commission or other fee in connection with tendering your Notes in the Tender Offer.
Withdrawing Tenders
A Holder that has satisfied the requirements described above under the caption “— Tendering Notes for Repurchase in the Tender Offer” to tender Notes in the Tender Offer will have the right to withdraw such tender at any time before the Expiration Time. Withdrawals of tenders will be administered through ATOP, and a tender of any Notes will be considered to be validly withdrawn only if the applicable DTC Participant sends to the Tender Agent, and, before the Expiration Time, the Tender Agent has received, an ATOP message specifying that the tender is to be withdrawn.
As described above, only DTC Participants are able to use ATOP to send ATOP Messages to the Tender Agent. Accordingly, if you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, then, to withdraw any tender of your Notes, you must instruct that nominee to do so on your behalf. The direct or indirect use of ATOP is at the risk of the relevant DTC Participant and the owner of the beneficial interest in the relevant Global Note. Because you will bear the risk of an untimely or defective withdrawal of a tender of your Notes, you must allow for sufficient time for you or your nominee to complete the process for withdrawing the tender of your Notes before the Expiration Time.
We will not accept any conditional withdrawals or any withdrawals not submitted through ATOP in the manner described above.
Notes tendered in the Tender Offer cannot be converted unless those Notes are first validly withdrawn from the Tender Offer before the Expiration Time in the manner described above. Notes that have been withdrawn may be re-tendered before the Expiration Time by satisfying the requirements described above under the caption “— Tendering Notes for Repurchase in the Tender Offer.”
Notes that have been tendered can be withdrawn only in Authorized Denominations having a principal amount of $1,000 or any integral multiple of $1,000 in excess of $1,000.
We, in our sole discretion, will determine all questions as to the withdrawal of tenders of any Notes, including the time of receipt of, or any defect or irregularity in, the relevant ATOP message. We reserve the right to reject any withdrawal of tenders that we determine are not in proper form or that, in the opinion of our counsel, are unlawful, and to waive any such defect or irregularity. Our determinations will be final and binding. None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent, nor our or their respective affiliates, employees, representatives or agents, is under a duty to notify anyone of any defects or irregularities referred to above.
None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent will charge a commission or other fee for withdrawing the tender of any Notes. However, your broker or other agent may charge a commission or other fee in connection with withdrawing the tender of your Notes.
Conditions to the Tender Offer
Our repurchase of validly tendered Notes in the Tender Offer is not subject to any conditions other than the following:
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the repurchase of such Notes must be lawful; and

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the procedural requirements described in this Offer to Repurchase to validly tender Notes must be satisfied.

Our repurchase of validly tendered Notes in the Tender Offer will not be subject to any financing condition.
Retirement of Notes Repurchased in the Tender Offer
We will instruct the Trustee to cancel, in accordance with the Indenture, all Notes repurchased in the Tender Offer.
Agreement to Be Bound by the Terms of the Tender Offer
By validly tendering any Notes in the Tender Offer, or instructing a DTC Participant to do so on behalf of an owner of a beneficial interest in any Notes in global form, the Holder of such Notes and, if applicable, the owner of such beneficial interest (such Holder and, if applicable, owner, the “Tendering Holder”) will be deemed to have acknowledged, and represented to and agreed with us, as follows:
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such Tendering Holder has received a copy of this Offer to Repurchase and acknowledges that it satisfies the requirements of the Indenture with respect to the Fundamental Change Repurchase Right;

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such Tendering Holder agrees to be bound by the terms of the Tender Offer as set forth in this Offer to Repurchase;

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effective upon payment of the Fundamental Change Repurchase Price for such Notes in the manner set forth in this Offer to Repurchase, and subject to the terms of this Tender Offer, the Indenture and the Notes, such Tendering Holder:

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irrevocably sells, assigns and transfers to us, or upon our order, all right, title and interest in and to such Notes;

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waives any and all other rights with respect to such Notes, including the waiver of any and all existing or past Defaults (as defined in the Indenture) and their respective consequences;

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releases and discharges us, the Tender Agent, the Trustee, the Paying Agent and the Conversion Agent, and our or their respective affiliates, employees, representatives or agents, from any and all claims that such Tendering Holder may have now, or may have in the future arising out of, or related to, such Notes, including any claims that such Tendering Holder is entitled to receive additional payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of such Notes; and

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irrevocably constitutes and appoints the Tender Agent as its true and lawful agent and attorney-in-fact (acknowledging that the Tender Agent also acts as our agent), with respect to such Notes, with full power of substitution and re-substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (i) deliver certificates representing such Notes, or transfer ownership of such Notes through the book-entry facilities of DTC, together, in each case, with all accompanying evidence of transfer and authenticity, to us or upon our order; (ii) present such Notes for transfer on the relevant security register; and (iii) receive all benefits, or otherwise exercise all rights of beneficial ownership, of such Notes, except that the Tender Agent will have no rights to, or control over, funds from us other than as agent for such Tendering Holder for the Fundamental Change Repurchase Price for such Notes repurchased in the Tender Offer;

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such tendering Holder lawfully owns such Notes and has the power and authority to tender, sell, assign and transfer such Notes in accordance with the terms of the Tender Offer;

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upon our acceptance of such Notes and payment of the Fundamental Change Repurchase Price therefor in the manner set forth in this Offer to Repurchase, we will acquire good and marketable title to such Notes, together with all rights appurtenant thereto, free from all liens, restrictions, charges, encumbrances and adverse claims or rights;

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upon request, such tendering Holder will execute and deliver any documents that we, the Tender Agent or the Trustee considers to be necessary or desirable to consummate the repurchase of validly tendered Notes pursuant to the Tender Offer; and

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each of the acknowledgments, representations and agreements set forth above will be binding on such Tendering Holder’s successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and will not be affected by, and will survive, the death or incapacity of the Tendering Holder.

No Recommendations or Solicitation
None of us, the Tender Agent, the Trustee, the Paying Agent or the Conversion Agent, nor our or their respective affiliates, employees, representatives or agents, including our board of directors, is making any representation or recommendation as to whether to exercise or refrain from exercising one’s right to tender any Notes in the Tender Offer, to convert any Notes, to retain any Notes or to take any other action with respect to any Notes or the Tender Offer. We have not directly or indirectly retained, employed or compensated any person or entity to make solicitations or recommendations in connection with the Tender Offer.
This disclosure is intended to satisfy the requirements of Regulation M-A Item 1006(c), which is required by Item 6 of Schedule TO. The regulation requires a description of any plans, proposals or negotiations that relate to or would result in either (1) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the subject company or any of its subsidiaries; (2) any purchase, sale, or transfer of a material amount of assets of the subject company or any of its subsidiaries; (3) any material change in the present dividend rate or policy or indebtedness or capitalization of the subject company; (4) any change in the present board of directors or management of the subject company, including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (5) any other material change in the subject company’s corporate structure or business.

Certain U.S. Federal Income Tax Considerations
The following is a general discussion of certain U.S. federal income tax considerations of the disposition of Notes as a result of the exercise of the Fundamental Change Repurchase Right that may be relevant to Holders of the Notes. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances, such as the Medicare tax on certain investment income, or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt entities, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Notes as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to any alternative minimum tax, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement, and S corporations, partnerships and other pass-through entities or arrangements (or investors in such entities or arrangements). This summary assumes that U.S. Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary assumes that there will be no temporary increase in the Conversion Rate for Notes that are converted with a Conversion Date that occurs during the Make-Whole Fundamental Change Conversion Period. Furthermore, this summary assumes that the Notes are not, and have not been previously, United States real property interests within the meaning of Section 897 of the Code. In addition, this summary does not discuss any U.S. federal income tax consequences to Holders of the Notes of the exercise of their conversion rights or to the holders of the Coherus Common Stock received upon the exercise of conversion rights.
This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. We have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.
For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Note that for U.S. federal income tax purposes is an individual, a corporation or an estate or a trust that is not a U.S. Holder.
If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a Note, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Any such partnerships or partners of a partnership holding the Notes are urged to consult their tax advisors.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE DISPOSITION OF NOTES AS A RESULT OF THE EXERCISE OF THE FUNDAMENTAL CHANGE REPURCHASE RIGHT UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tendering U.S. Holders
The disposition of a Note by a U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a Note generally will recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the cash received upon a tender, (other than any amount allocable to interest on the Note that is treated as accrued for U.S. federal income tax purposes but remains unpaid, which will be taxable as described below) and (ii) the U.S. Holder’s “adjusted tax basis” in the Note at the time of disposition. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal the initial basis of the Note, increased by market discount, if any (as described below), previously included in the U.S. Holder’s income with respect to the Note (pursuant to an election to include market discount in income currently as it accrues), and reduced (but not below zero) by any amortizable bond premium as described below that an electing U.S. Holder has previously amortized.
If a U.S. Holder has been deemed to receive any constructive distribution during its holding period as a result of any conversion rate adjustments (or lack of adjustments) that are treated as dividends for U.S. federal income tax purposes, its adjusted tax basis in a Note will be increased to such extent.
Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Note immediately after its acquisition (reduced by an amount equal to the value of the conversion option) by such U.S. Holder over the sum of all amounts payable on the Note after the purchase date other than payments of stated interest. Subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder tendering a Note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Note is more than one year at the time of the disposition. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.
Amounts received by a U.S. Holder in respect of accrued and unpaid interest on a Note generally will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in gross income.
An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a Note at a “market discount.” A Note has “market discount” if its stated redemption price at maturity exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition by such U.S. Holder, unless a statutorily defined de minimis exception applies. Any gain recognized by the U.S. Holder with respect to a Note acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method. Gains in excess of such accrued market discount will generally be capital gains, as discussed above.
Tendering Non-U.S. Holders
Subject to the discussions below regarding accrued interest, information reporting and backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the disposition of a Note pursuant to the exercise of the Fundamental Change Repurchase Right unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.; or

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the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the disposition in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.
Any amount received by a Non-U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right that is attributable to accrued interest that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal income or withholding tax, provided that:
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the Non-U.S. Holder does not actually or constructively (pursuant to the conversion feature or otherwise) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

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the Non-U.S. Holder is not a bank that received the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

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the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

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either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a “United States person” as defined in the Code and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its Note directly through a “qualified intermediary” (within the meaning of applicable Treasury regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, the amount attributable to accrued interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless (1) such Non-U.S. Holder is entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable income tax treaty or (2) such interest is effectively connected with such Non-U.S. Holder’s conduct or a trade or business within the United States. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established, or (2) IRS Form W-8ECI, certifying that interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.
If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, then although exempt from the U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification, as described above), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such accrued interest at the regular U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.
Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Non-Tendering, Non-Converting Holders
A holder generally would not recognize any gain or loss solely as a result of not exercising either its Fundamental Change Repurchase Right or its conversion rights. Holders described in the prior sentence should consult their tax advisors as to the tax consequences of declining to exercise either their Fundamental Change Repurchase Right or the conversion rights.
Information Reporting and Backup Withholding
A U.S. Holder whose Notes are disposed pursuant to the exercise of the Fundamental Change Repurchase Right may be subject to certain information reporting requirements (unless the U.S. Holder is an exempt recipient and certifies as to that status) with respect to any amounts received pursuant to the exercise of the Fundamental Change Repurchase Right (including accrued interest). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Note unless the U.S. Holder provides the applicable withholding agent with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
In general, information reporting and backup withholding will not apply to the disposition of Notes by a Non-U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right, provided that the Non-U.S. Holder has provided the applicable withholding agent with the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN or W-8BEN-E). However, information returns are required to be filed with the IRS in connection with any interest (if any) paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amount paid as backup withholding would be creditable against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the requisite information is timely provided to the IRS.
Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed U.S. Treasury Regulations discussed below) gross proceeds from the sale or other disposition (including a conversion) of, a debt obligation of a United States corporation paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), regardless of whether such institution or entity receives the payments as a beneficial owner or intermediary, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA currently applies to payments of interest. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Notes after January 1, 2019, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. U.S. Holders and Non-U.S. Holders are encouraged to consult their tax advisors as to the proper treatment of the Notes under FATCA.

Where You Can Find Additional Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. We maintain a website at www.coherus.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this Offer to Purchase.
Incorporation of Certain Documents by Reference
Instead of including certain information directly in this Offer to Repurchase, we incorporate that information by reference into this Offer to Repurchase by referring you to the documents that we have filed with the SEC that contain that information. The information we incorporate by reference into this Offer to Repurchase is an important part of this Offer to Repurchase. Any statement in a document that we have filed with the SEC before the date of this Offer to Repurchase and that is incorporated by reference into this Offer to Repurchase will be considered to be modified or superseded to the extent a statement contained in this Offer to Repurchase or any other subsequently filed document that is incorporated by reference into this Offer to Repurchase modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this Offer to Repurchase, except as modified or superseded.
We incorporate by reference into this Offer to Repurchase the information contained in the documents listed below, which is considered to be a part of this Offer to Repurchase:
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our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025;

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our current reports on Form 8-K, excluding the portions that were “furnished” in accordance with SEC rules, as filed with the SEC on January 13, 2025, March 4, 2025, March 13, 2025, April 1, 2025 and April 14, 2025;

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the portions of our definitive proxy statement on Schedule 14A, filed with the SEC on April 15, 2024, that are incorporated by reference into our annual report on for the fiscal year ended December 31, 2023;

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the description of Coherus Common Stock filed as Exhibit 4.3 to our Annual Report on Form 10-K, filed with the SEC on February 27, 2020; and

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future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Offer to Repurchase and on or before the Fundamental Change Repurchase Date.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Coherus BioSciences, Inc.
333 Twin Dolphin Drive, Suite 600
Redwood City, CA 94065
Telephone: (650) 649-3530
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